                                                                    EXHIBIT 99.1
PRESS RELEASE
--------------------------------------------------------------------------------

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

FRIDAY, JUNE 25, 2004

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370

                       SMITH INTERNATIONAL, INC. DISCLOSES
                           OUTCOME OF LEGAL PROCEEDING

         HOUSTON, Texas (June 25, 2004)... Smith International, Inc. (NYSE: SII) reported today that a jury in federal district court in Tyler, Texas had awarded Halliburton damages of $24 million in a patent infringement case filed against the Company. The case is Cause No. 4:02CV269, Halliburton Energy Services, Inc.
v. Smith International, Inc. filed in the U.S. District Court for the Eastern District of Texas, Sherman Division.

         The case involved one of the Company's three-cone drill bit product lines called IDEAS(TM). The plaintiff claimed these drill bits infringed certain of the plaintiff's patents. The Company's other three-cone drill bits and diamond drill bits were not involved in this litigation. The jury found that the Company infringed the claims asserted by the plaintiff and that certain of the infringements were willful. Therefore, the Court may increase the damages, in its discretion, up to three times the amount found by the jury.

         The judge in the case will consider the scope of an injunction against the future sale of IDEAS(TM) drill bits in the near future. The Company does not believe that this verdict or an injunction will have a material adverse effect on the sale of existing three-cone drill bits or the design of future drill bits.

         The Company believes this decision is erroneous and intends to vigorously pursue all options. Once judgment is entered by the Court, the Company will file all appropriate motions and, if necessary, appeal the verdict. In the event of an unfavorable outcome, the Company has adequate capacity under its existing revolving credit facilities to fund any ultimate award.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson.